Exhibit 99.1

Press Release

Cascade Microtech Reports Continued Revenue Growth and Record Earnings in First Quarter 2005 Results

Quarterly revenues of $18.7 million, Up 35% over the prior year and EPS of $0.21

PORTLAND, Ore.—(BUSINESS WIRE)—April 26, 2005—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the first quarter ended March 31, 2005.

Highlights for the first quarter include:

•                  Revenues of $18.7 million, up 1% sequentially and 35% year over year

•                  Increased gross margin to 49.1% compared with 47.0% in the prior quarter and 42.5% in the first quarter of 2004

•                  EPS of $0.21 per diluted share compared to $0.19 for the prior quarter and $0.05 for the first quarter of 2004

•                  Cash and investments of $47.8 million

“We are pleased to report strong revenue growth and record earnings for our first quarter of 2005,” said Eric Strid, CEO of Cascade Microtech. “We experienced stronger growth than expected in the first quarter. The Engineering Products Division had year over year revenue growth of 31% and our Production Probe Card Division achieved a year over year growth of 86%. We believe we continue to gain market share in our 300-mm engineering probe stations and our advanced logic probe cards.”

Revenue for the first quarter was $18.7 million, an increase of 35% over $13.8 million in the first quarter of the prior year. Net income for the first quarter was $2.5 million and diluted earnings per share were $0.21, compared to net income of $0.3 million and diluted earnings per share of $0.05 for the first quarter of 2004.

Gross margin for the first quarter increased to 49.1%, up from 47.0% sequentially and from 42.5% in the first quarter of 2004.

At March 31, 2005, the Company had cash and investments of $47.8 million.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that second quarter 2005 revenues will be in the range of $17.5 million to $18.8 million compared to $15.1 million in the second quarter of 2004 and that diluted earnings per share will be in the range of $0.11 to $0.15 on 11.7 million shares compared to $0.15 on 8.3 million shares in the second quarter of 2004.

About Cascade Microtech

Cascade Microtech, Inc. is a worldwide leader in the design, development and manufacture of advanced wafer probing solutions for the precise electrical measurement and test of semiconductor integrated circuits. The Company’s probing solutions enable high speed testing of high-performance semiconductors during both the design and manufacturing phases of semiconductor production. Many of the world’s leading semiconductor manufacturers use our technology. For more information visit the Company’s website at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and diluted earnings per share in the second quarter of 2005 are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth raters and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on April 26, 2005 to discuss its results for the first quarter ended March 31, 2005.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 35855162)

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000
Ellen Payne, Marketing, 503 601-1000

Cascade Microtech, Inc.
Consolidated Balance Sheets
(In thousands, except share per value)

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,311	$2,033
Short-term marketable securities	42,182	41,714
Accounts receivable, net	14,905	13,640
Inventories, net	10,828	10,180
Prepaid expenses and other	2,005	1,579
Deferred income taxes	1,776	1,552
Total Current Assets	73,007	70,698

Long-term marketable securities	4,303	2,779
Fixed assets, net	3,786	4,008
Deferred income taxes	229	65
Other assets, net	1,533	1,466
Total Assets	$82,858	$79,016

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt and capital leases	$20	$21
Accounts payable	4,270	3,951
Deferred revenue	578	579
Accrued liabilities	3,813	2,609
Total Current Liabilities	8,681	7,160

Long-term debt and capital leases	8	14
Deferred revenue	307	282
Other long-term liabilities	1,275	1,372
Total Liabilities	10,271	8,828

Shareholders’ Equity:
Common stock	109	109
Additional paid-in capital	55,324	55,402
Deferred stock-based compensation	(269)	(310)
Unrealized holding (losses) on investments	(76)	(17)
Retained earnings	17,499	15,004
Total Shareholders’ Equity	72,587	70,188
Total Liabilities and Shareholders’ Equity	$82,858	$79,016

See accompanying Notes to Consolidated Financial Statements.

Cascade Microtech, Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended March 31,
	2005	2004

Revenue	$18,661	$13,834

Cost of sales	9,490	7,935
Deferrred stock-based compensation	12	19
Gross profit	9,159	5,880

Operating expenses:
Research and development	1,639	1,389
Selling, general and administrative	4,599	3,787
Deferred stock compensation	29	101
	6,267	5,277

Income from operations	2,892	603

Other income (expense):
Interest income	212	26
Interest expense	(16)	(131)
Other, net	24	171
	220	66

Income before income taxes	3,112	669
Provision for income taxes	617	296
Net income	2,495	373
Accretion of redeemable stock and loss on redemption	—	38
Net income attributed to common shareholders	$2,495	$335

Basic net income per share attributed to common shareholders	$0.23	$0.07

Diluted net income per share attributed to common shareholders	$0.21	$0.05

Shares used in per share calculations:
Basic	10,864	5,138
Diluted	11,703	8,254

See accompanying Notes to Consolidated Financial Statements.